Exhibit 99.1
Mymetics Resolves Credit Facility and Litigation with MFC Merchant Bank
Nyon (Switzerland), March 21, 2007 — Mymetics Corporation (Nasdaq OTC.PK: MYMX.PK) announced today that the Company has agreed to pay 1.49 million euros and to provide 12.5 million Reg S restricted shares to MFC Merchant Bank, SA (MFC) to settle a credit facility originated by MFC in the principal amount of 4.02 million euros. As part of the agreement, all litigation between Mymetics and MFC and its parent company, KHD Humboldt Wedag International, Ltd. (f/k/a MFCBancorp., Ltd.) has been resolved, and all liens held by MFC on Mymetics’ intellectual property have been relinquished.
Christian Rochet, President and CEO of Mymetics, stated, “We are pleased that all matters with MFC have been resolved. This means that Mymetics can continue to focus on advancing the research and development of its proprietary vaccine programs, including the company’s HIV vaccine program, which has shown encouraging findings in late-stage preclinical research.”
About Mymetics
Mymetics was founded in 1990 near Lyon, France and was registered as a US (Delaware) public company in 2000. Since August 2003, its operations and research programs have been managed out of Switzerland (Nyon, near Geneva).
Mymetics Common shares trade on NASDAQ’s OTC:PK under the symbol MYMX.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, which are identified by the words “believe,” “expect,” “anticipate,” “intend,” “plan” and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statements were made.
CONTACT: Ernest Luebke, CFO, Mymetics Corp., +41-22-363-1310,
eluebke@mymetics.com